Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Announces $450 Million

Financing Commitment from Deutsche Bank

Term Loan Facility Expected to Finance Acquisitions of
Previously Announced Summit, Wheelock and Noble Portfolios

New York, New York, July 13, 2015 - American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”) announced today that it has entered into a commitment letter with Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. to provide up to $450 million in financing for the Company’s previously announced acquisitions of separate, independent hotel portfolios from affiliates of each of Summit Hotel Properties (NYSE:INN), Noble Investment Group, LLC and Wheelock Street Capital, LLC. The three hotel portfolios are expected to be acquired for an aggregate purchase price of $743.9 million in seven separate closings tentatively scheduled over the next nine months, and encompass 44 hotels totaling 5,271 rooms in 18 states.

Subject to certain conditions, including the lender’s satisfactory completion of due diligence and the negotiation and execution of definitive loan documentation, this new term loan facility may be drawn from time to time to fund the Company’s acquisition of the 44 hotels and for general working capital purposes. The new borrowing facility is expected to have a term of up to five years including extension options and bear interest at a rate equal to 30-day LIBOR plus a spread of between 2.75% and 3.25%. The Company’s fee interests in the hotels acquired will secure the term loans. Closing of the facility is expected to occur in August in advance of the first scheduled closing in which hotels will be acquired across the three portfolios.

About ARC Hospitality

ARC Hospitality is a publicly registered, nontraded real estate investment trust. ARC Hospitality's investment strategy focuses on acquiring stable, institutional quality and strategically located lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact your financial professional or visit the website: www.ARCHospitalityREIT.com (http://www.archospitalityreit.com).

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "will," "should," "may," "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including those set forth in the Risk Factors section of ARC Hospitality’s Annual Report on Form 10-K filed on March 31, 2015, which is available at the SEC's website at www.sec.gov (http://www.sec.gov). Further, forward-looking statements speak only as of the date they are made, and ARC Hospitality undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Anthony J. DeFazio	Andrew G. Backman	Jonathan P. Mehlman
DDCworks	Managing Director	President & CEO
tdefazio@ddcworks.com	Investor Relations/Public Relations	ARC Hospitality
(484) 342-3600	abackman@arlcap.com	jmehlman@arlcap.com
	(917) 475-2135	(212) 415-6500